Exhibit 5.1

Baker & McKenzie LLP

100 New Bridge Street

London EC4V 6JA

United Kingdom

Tel: +44 (0)20 7919 1000

Fax: +44 (0)20 7919 1999

DX No: 233 Chancery Lane

www.bakermckenzie.com

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Direct line: +44 (0)20 7919 1819

4 May 2012

Helen.Bradley@bakermckenzie.com

Rowan Companies plc

Mitre House

160 Aldersgate Street

London

United Kingdom EC1A 4DD

Dear Sirs

POST EFFECTIVE AMENDMENT TO REGISTRATION STATEMENT ON FORM S-8 - EXHIBIT 5.1 - ROWAN COMPANIES PLC

1.      INTRODUCTION

In our capacity as English legal advisers to Rowan Companies plc, a public limited company formed under English law (the “Company”), we have been asked to give an opinion on certain matters relating to the Company.

We are giving this opinion in connection with Post Effective Amendment No. 1 to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed under the United States Securities Act of 1933, as amended (the “Securities Act”), with the United States Securities and Exchange Commission (“SEC”), in connection with a merger transaction between Rowan Companies, Inc., a Delaware corporation (“Rowan Delaware”) and Rowan Mergeco, LLC, a Delaware limited liability company (the “Merger”). After the effective time of the Merger, holders of the common stock of Rowan Delaware, par value US$0.125 per share (“Rowan Delaware Common Stock”), other than those shares of Rowan Delaware Common Stock held by Rowan Delaware in treasury or by any subsidiaries of Rowan Delaware (other than any shares held for the benefit of any employee or director benefit plan), will receive (on a one-for-one basis) Class A Ordinary Shares of the Company, par value US$0.125 per share (the “Class A Shares”).

We have been asked by the Company to give this opinion and have taken instructions in this regard solely from the Company.

Baker & McKenzie LLP is a limited liability partnership registered in England and Wales with registered number 0C311297. A List of members’ names is open to inspection at its registered office and principal place of business, 100 New Bridge Street, London EC4V 6JA.

Baker & McKenzie LLP is authorised and regulated by the Solicitors Regulation Authority of England and Wales. Further information regarding the regulatory position is available at http://www.bakermckenzie.com/london/regulatoryinformation.

Baker & McKenzie LLP is a member of Baker & McKenzie International, a Swiss Verein.

2.	SCOPE

This letter is limited to English law as applied by the English courts as at the date of this letter and shall be governed by and construed in accordance with English law. We have made no investigation of the laws of any jurisdiction other than those of England and we do not express or imply any opinion as to the laws of any jurisdiction other than those of England. We do not express any opinion on European Community law as it affects any jurisdiction other than England. We express no opinion as to matters of fact.

The opinions in this letter are limited to the matters stated herein and do not extend to, and are not to be read as extending by implication to, any other matter. In particular:

(a)	by giving this opinion, we do not assume any obligation to notify you of future changes in law which may affect the opinions expressed in this opinion, or otherwise to update this opinion in any respect; and

(b)	to the extent that the laws of any other jurisdiction may be relevant, our opinion is subject to the effect of such laws.

3.	DOCUMENTS

For the purpose of giving this opinion we have examined the following documents:

3.1	the 2009 Rowan Companies, Inc. Incentive Plan (as amended and restated and as assumed by Rowan Companies plc, effective (4 May 2012) (the “Plan”);

3.2	a copy of the certificate of incorporation of the Company dated 11 October 2011 and the certificate of incorporation on re-registration of a private company as a public company of the Company dated 1 May 2012, in each case attached to the Certificate (as referred to in paragraph 3.9 below);

3.3	a copy of the current articles of association of the Company, attached to the Certificate (as referred to in paragraph 3.9 below);

3.4	a copy of a previous version of the articles of association of the Company adopted on 31 October 2011, attached to the Certificate (as referred to in paragraph 3.9 below);

3.5	a copy of the written resolutions passed by the members of the Company on 30 April 2012, authorising the directors of the Company for the purposes of section 551 Companies Act 2006 to exercise all the powers of the Company to allot shares in the Company up to an aggregate nominal amount of US$18,750,000 for a period expiring 5 years from the date of the resolutions and disapplying section 561 of the Companies Act 2006 (the “Members’ Resolutions”), attached to the Certificate (as referred to in paragraph 3.9 below);

3.6	a copy of the resolutions of the board of directors of the Company (the “Board”) dated 27 February 2012 (the “Board Resolutions”), attached to the Certificate (as referred to in paragraph 3.9 below);

3.7	the minute books of directors’ and shareholders’ meetings of the Company;

3.8	the register of members of the Company, attached to the Certificate (as referred to in paragraph 3.9 below);

3.9	a certificate addressed to us from Melanie M. Trent, being the Company Secretary of the Company, dated 2 May 2012 and the documents annexed thereto (the “Certificate”); and

3.10	the results of our search on 2 May 2012 of the public records of the Company on file and available for inspection by the public at the Companies Registry (the “Search”).

We have also made an enquiry by telephone of the Central Index of Winding-Up and Administration Petitions in respect of the Company on 2 May 2012 at 10:40a.m. We have also made enquiries by telephone of the following district registries of the English Court; Bristol, Cardiff, Newcastle, Leeds, Preston, Liverpool and Manchester in respect of the Company on 2 May 2012 (together, the “Enquiries”).

Except as noted above, we have not made any enquiries or searches concerning the Company or examined any contracts or other documents entered into by or affecting the Company.

4.	ASSUMPTIONS

For the purpose of this opinion we have assumed (without making any investigation) that:

4.1	all documents submitted to us as originals are authentic and complete;

4.2	all documents submitted to us in electronic form or via facsimile transmission or as photocopies or other copies of originals conform to the originals and all such originals are authentic and complete;

4.3	any signatures and seals on the documents reviewed by us are genuine, were duly applied to the relevant documents and where necessary were properly witnessed;

4.4	all statements contained in the Certificate are and remain accurate and not misleading and will remain accurate and not misleading as at the dates(s) of any future allotment and issue of Class A Shares;

4.5	any allotment and issue of Class A Shares to be delivered or held under the Plan was or will be duly made in accordance with the articles of association of the Company as in force at the time of such allotment and issue, the Companies Act 2006 and any relevant authority given by the members of the Company in a general meeting to allot such Class A Shares;

4.6

there have been no amendments to the minute books and register of members examined by us, that the minute books are an accurate and complete record of all directors’ and shareholders’ resolutions passed since the incorporation of the Company to the date hereof, that all such resolutions were duly passed at properly convened meetings of the directors or shareholders (as the case may be), or otherwise in accordance with the articles of association of the Company then in force, and have not been amended or rescinded and are in full force and effect and are not so amended or rescinded after the date hereof, and that the register of members is and will be kept (following any allotment and issue of new Class A Shares to be delivered or held under the Plan) accurate and updated in accordance with the Companies Act 2006;

4.7	the Members’ Resolutions were duly passed at a properly convened meeting of shareholders in accordance with the articles of association of the Company as in force at such time, and have not been amended or rescinded, are in full force and effect and will not be revoked or varied prior to the date(s) of any subsequent allotment and issue of new Class A Shares;

4.8	the results of the Search as produced to us are a true and complete copy of the file of records maintained at the Companies Registry concerning the Company, such file was complete, accurate and up-to-date at the time of that Search and there has been or will have been no alteration in the status or condition of the Company since the date of the Search;

4.9	the information disclosed in response to our Enquiries was accurate at the time of such Enquiries and such response did not fail to disclose any matters which it should have disclosed and which are relevant for the purposes of this opinion and since the time of the Enquiries there has been, and at the date(s) of any allotment and issue of new Class A Shares to be delivered or held under the Plan there will have been no alteration in the status or condition of the Company as represented in such response;

4.10	as of the date of this opinion and at the time of any allotment and issue of new Class A Shares to be delivered or held under the Plan, the Company has not passed a voluntary winding-up resolution, no petition has been presented or order made by a court for the winding-up or dissolution of the Company, no application has been presented or order made by a court for the administration of the Company, no documents have been filed with the court for the appointment of an administrator in respect of the Company nor has any notice of intention to appoint an administrator been given in respect of the Company and no receiver, trustee, administrator, administrative receiver or similar officer has been appointed in relation to the Company or any of its assets or revenues which, in any such case, has not been revealed by the Search and Enquiries;

4.11	the consideration for the allotment and issue of Class A Shares is not and will not be less than the par value of such Class A Shares;

4.12	the Plan has been validly adopted and is in force pursuant to the terms of the Plan;

4.13	the Plan has been and will be operated in accordance with its rules;

4.14	the Plan constitutes valid, legally binding and enforceable obligations of the parties thereto under the laws by which it is, and/or is expressed to be, governed;

4.15	insofar as any obligation under the Plan is performed in, or is otherwise subject to, any jurisdiction other than England & Wales, its performance is not and will not be illegal or ineffective by virtue of the law of that jurisdiction;

4.16	the directors at the time of any such allotment and issue of Class A Shares were or will be duly authorised pursuant to the articles of association of the Company as in force at the time of such allotment and issue, the Companies Act 2006 and any relevant authority given by the members of the Company in a general meeting to allot such Class A Shares;

4.17	a meeting of the Board or a duly authorised and constituted committee of the Board has been or will be duly convened and held, prior to the allotment and issue of any Class A Shares, at which it was or will be resolved to allot and issue such Class A Shares;

4.18	the directors at the time of any allotment and issue of Class A Shares, will have exercised their powers in accordance with their statutory duties under the Companies Act and English common law;

4.19	the Class A Shares were or will have been, on allotment and issue, fully paid up in cash in accordance with (a) the articles of association of the Company in force at such time; and (b) applicable law in force at such time;

4.20	the name of the relevant allottee and the number of Class A Shares allotted are or will be duly entered in the register of members of the Company;

4.21	at the time of any future allotment and issue of Class A Shares, such Class A Shares will be validly allotted and issued in accordance with (a) the articles of association of the Company in force at such time; and (b) applicable law in force at such time;

4.22	there has been no bad faith, breach of duty, breach of trust, fraud, coercion, duress or undue influence on the part of any of the directors of the Company in relation to any allotment and issue of Class A Shares; and

4.23	there are no provisions of the laws of any jurisdiction outside England which would have any implication for the opinions we express.

5.	OPINIONS

Based upon and subject to the assumptions and qualifications set out in this opinion and having regard to such legal considerations as we have deemed relevant, we are of the opinion that:

(a)	those Class A Shares currently in issue and available for delivery pursuant to the Plan are validly issued, fully paid and non-assessable; and

(b)	when new Class A Shares are allotted, issued and delivered pursuant to the Plan, such new Class A Shares will be validly issued, fully paid and non-assessable.

The term non-assessable has no recognised meaning in English law but for the purposes herein the term means that under the Companies Act 2006, the articles of association of the Company and any resolution taken under the articles of association of the Company approving the issuance of Class A Shares, no holder of such Class A Shares is liable, solely because of such holder’s status as a holder of such Class A Shares, for additional assessments or calls on the Class A Shares by the Company or its creditors.

6.	QUALIFICATIONS

The opinions expressed in this letter are subject to the following qualifications.

6.1	It should be noted that:

(a)	a search at the Companies Registry is not capable of revealing whether or not a winding-up petition or an application for the making of an administration order has been presented or whether or not any documents have been filed with the court for the appointment of an administrator or any notice of intention to appoint an administrator has been given;

(b)	notice of a winding-up order or resolution, notice of an administration order and notice of the appointment of a receiver or administrator may not be filed at the Companies Registry immediately and there may be a delay in the relevant notice appearing on the file of the company concerned;

(c)	a telephone enquiry of the Central Index relates only to compulsory winding-up and to the appointment of an administrator by an administration order of the court and is not conclusively capable of revealing whether or not a petition in respect of a compulsory winding up, or an application for an administration order, has been presented since there may be a delay in notice of such a petition or, as the case may be, application being entered on the records of the Central Index and a petition or application presented to a County Court may not have been notified to the Central Index and so may not appear on the records at all; and

(d)	enquiries were made in seven out of the eight district registries of the English Court but Birmingham’s district registry did not have publicly available search facilities so enquiries in respect of the Company could not be made at that registry.

6.2	We express no opinion on the effectiveness of any of the provisions of the Plan.

6.3	With regard to the opinion expressed in paragraph 5(a) above that the Class A Shares are fully paid, we have relied solely upon statements to that effect in the relevant board resolutions, the returns filed by the Company at the Companies Registry and shareholders resolutions in connection with the issue of shares (which statements we have assumed to be correct), and we have not carried out any further investigation thereof.

6.4	It should be noted that the register of members of the Company shows the legal ownership of the Company’s shares but is not required to record the beneficial ownership of such shares or any trust affecting them nor the existence of any mortgage, charge, pledge, lien or other encumbrance or adverse interest; accordingly we express no opinion on the beneficial ownership of the Company’s shares or on the existence or absence of any such other matters.

6.5	Insofar as any obligation under the Plan is to be performed in any jurisdiction other than England and Wales, an English court may have regard to the law of that jurisdiction in relation to the manner of performance and the steps to be taken in the event of defective performance.

6.6	We express no opinion as to whether specific performance, injunctive relief or any other form of equitable remedy would be available in respect of any obligation of the Company under or in respect of the Plan.

This opinion is given only by Baker & McKenzie LLP, an English limited liability partnership, and not by or on behalf of Baker & McKenzie International (a Swiss Verein) or any other member or associated firm thereof. In this opinion the expressions “we”, “us”, “our” and like expressions should be construed accordingly.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed by the Company and to the use of this firm’s name in such Registration Statement.

In giving such consent we do not admit that we come within the category of persons whose consent is required under section 7 of the Securities Act and the rules and regulations of the SEC issued thereunder.

Yours faithfully

/s/ BAKER & McKENZIE LLP

BAKER & McKENZIE LLP